EXHIBIT 99.1

Oxbridge Re Holdings Limited Reports Strong Performance for First Nine Months of 2021

GRAND CAYMAN, CAYMAN ISLANDS / ACCESSWIRE / November 12, 2021 / Oxbridge Re Holdings Limited (NASDAQ:OXBR), (the “Company”), a provider of reinsurance solutions primarily to property and casualty insurers, reported improved results for the three and nine months ended September 30, 2021.

2021 HIGHLIGHTS:

•	Net income of $6.5 million ($1.14 per share) in third quarter
•	Investment in Oxbridge Acquisition Corp. (“OXAC”) formed to invest in disruptive technology markets, with a particular focus on blockchain, insurtech and artificial intelligence sectors.
•	Unrealized gain of $7.1 million on completion of OXAC Initial Public Offering on August 11, 2021.
•	Premium income rises on acceleration of premium recognition on reinsurance contract due to limit loss in third quarter
•	Loss incurred of $158,000 on one contract due to impact of Hurricane Ida in third quarter
•	Sidecar investors in Series 2021-1 participating notes earn approximately 17% return

“During the quarter, we were pleased to have completed our investment in Oxbridge Acquisition Corp., a Special Purpose Acquisition Company (“SPAC”) formed for investing in disruptive technologies businesses. Operationally, our core reinsurance business remains. Additionally, despite a record breaking 2020 hurricane season, our sidecar investors earned approximately 17% return for the contract year end of May 31, 2021,” said Oxbridge Re Holdings President and Chief Executive Officer Jay Madhu. “Looking ahead, we remain highly optimistic about the long-term prospects for our core reinsurance business, our sidecar, and the investment in the SPAC.”

Financial Performance

For the three months ended September 30, 2021 the Company generated net income of $6.5 million or $1.14 per basic and diluted common share compared a loss of $(33,000) or $(0.01) per basic and diluted common share in the third quarter of 2020. For the nine months ended September 30, 2021, net income was approximately $7 million or$1.22 per basic and diluted common share compared with a net loss of $(232,000) or $(0.04) per basic and diluted common share in the same period last year. The significant gain in net income during the quarter is primarily due to the estimated unrealized gain of $7.1 million on the Company’s beneficial interest in OXAC that is measured at fair value.

Net premiums earned for the three months ended September 30, 2021 increased to $370,000 from $247,000 in the prior year. For the first nine months of 2021 net premiums earned increased to $755,000 from $646,000 in the prior year. The increases are due to the triggering of a limit loss on one of the Company’s reinsurance contracts due to the impact of Hurricane Ida on its book of business, thus accelerating premium recognition under such contract.

Total expenses, including policy acquisition costs and general and administrative expenses were $479,000 in the third quarter of 2021 compared to $266,000 in the third quarter of 2020. For the first nine months of 2021 total expenses were $1.1 million compared to $838,000 last year. The increases are due primarily to losses incurred during the period ended September 30, 2021 as a result of Hurricane Ida, when compared to the prior year.

At September 30, 2021, cash and cash equivalents, and restricted cash and cash equivalents, totaled $5.6 million compared with $7.5 million at December 31, 2020. Restricted cash and cash equivalents decreased at September 30, 2021 due to the net result of the withdrawal of collateral on expiry of contract, and the deposit of collateral for new treaty period during the nine months ended September 30, 2021.

Solid Financial Ratios

Loss Ratio. The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. For the three and nine months ended September 30, 2021 and 2020 the loss ratio increased to 42.7% and 20.9%, respectively, compared to 0.0% in the comparable prior year periods. The increases were due to the limit losses suffered on one of the Company’s reinsurance contracts as a result of Hurricane Ida, partially offset by a higher denominator in net premiums earned, compared with the previous periods.

Acquisition Cost Ratio. The acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs with net premiums earned. The acquisition cost ratio changed marginally to 11.1% and 10.9% for the three and nine months ended September 30, 2021, from 11.0% and 11.0% last year. The marginal changes are not considered material.

Expense Ratio. The expense ratio, which measures operating performance, compares policy acquisition costs and general and administrative expenses with net premiums earned. The expense ratio decreased to 86.8% and 122.9% for the three and nine months ended September 30, 2021 from 107.7% and 129.7% for the same periods last year. The decrease is due to a higher denominator in net premiums earned due to premium acceleration, partially offset by increased policy acquisition costs and general and administrative expenses in the current year.

Combined ratio. The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. The combined ratio increased to 129.5% and 143.8% for the three and nine months ended September 30, 2021 from 107.7% and 129.7% in the comparable prior year periods. The increase is primarily due to the increase in loss ratio during the nine-month period ending September 30, 2021 as a result of limit loss suffered under one of the Company’s reinsurance contracts, when compared with the prior year.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: November 12, 2021
Time: 4.30 p.m. Eastern time
Toll-free number: 888-506-0062
International number: 973-528-0011
Participant Access Code: 795710

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge’s website at www.oxbridgere.com until September 16, 2021.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 43631

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re’s licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts and it makes investments that can contribute to the growth of capital and surplus in its licensed reinsurance subsidiaries over time. The company’s ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols “OXBR“ and “OXBRW,” respectively.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward--looking statements is included in the section entitled “Risk Factors” contained in our Form 10--K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2021 and the Form 10-Q filed with the SEC on November 12, 2021. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2021	At December 31, 2020
	(Unaudited)
Assets
Equity securities, at fair value (cost : $1,522 and $965)	$778	787
Cash and cash equivalents	3,748	5,562
Restricted cash and cash equivalents	1,816	1,914
Accrued interest and dividend receivable	-	1
Premiums receivable	697	464
Other investments	9,146	-
Due from related party	20	-
Deferred policy acquisition costs	62	45
Operating lease right-of-use assets	157	222
Prepayment and other assets	72	75
Property and equipment, net	6	13
Total assets	$16,502	9,083

Liabilities and Shareholders’ Equity
Liabilities:
Losses payable	158	-
Notes payable to noteholders	216	216
Unearned premiums reserve	560	411
Operating lease liabilities	158	222
Accounts payable and other liabilities	340	209
Total liabilities	1,432	1,058

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,337	32,294
Accumulated Deficit	(17,273)	(24,275)
Total shareholders’ equity	15,070	8,025
Total liabilities and shareholders’ equity	$16,502	9,083

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenue
Assumed premiums	$-	-	904	864
Change in unearned premiums reserve	370	247	(149)	(218)

Net premiums earned	370	247	755	646
Net investment and other income	25	32	64	90
Net realized investment (loss) gains	-	(2)	755	325
Unrealized gain on other investments	7,146	-	7,146	-
Change in fair value of equity securities	(512)	(18)	(566)	(343)

Total revenue	7,029	259	8,154	718

Expenses
Losses and loss adjustment expenses	158	-	158	-
Policy acquisition costs and underwriting expenses	41	27	83	71
General and administrative expenses	280	239	845	767

Total expenses	479	266	1,086	838

Income (Loss) before income attributable to noteholders	6,550	(7)	7,068	(120)

Income attributable to noteholders	(24)	(26)	(66)	(112)

Net income (loss)	$6,526	(33)	7,002	(232)

Earnings (Loss) per share
Basic and Diluted	$1.14	(0.01)	1.22	(0.04)

Weighted-average shares outstanding
Basic and Diluted	5,733,587	5,733,587	5,733,587	5,733,587

Performance ratios to net premiums earned:
Loss ratio	42.7%	0.0%	20.9%	0.0%
Acquisition cost ratio	11.1%	10.9%	11.0%	11.0%
Expense ratio	86.8%	107.7%	122.9%	129.7%
Combined ratio	129.5%	107.7%	143.8%	129.7%

SOURCE: Oxbridge Re Holdings Limited